EXHIBIT 99.1

Date: March 13, 2003

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

Boston -- The Gillette Company today announced the appointment and nomination of two new Board members.

Fred H. Langhammer, 59, Chief Executive Officer and President of The Estée Lauder Companies Inc., was appointed to serve the final two years of the three-year term of Warren E. Buffett. Mr. Buffett had previously announced that he would leave the Gillette Board at its Annual Meeting in May to devote more time to his Berkshire Hathaway business interests.

Roger K. Deromedi, 49, Co-CEO of Kraft Foods Inc. and President and Chief Executive Officer of Kraft Foods International, has been nominated to succeed Richard R. Pivirotto, who will not stand for reelection this year, having reached the mandatory retirement age for directors.

"I would like to thank Warren and Richard for their outstanding leadership and support of Gillette during their years of service on our Board. They will be missed greatly," said James M. Kilts, chairman and chief executive officer.

"I am very pleased that we have identified two excellent business leaders to succeed them. Fred Langhammer and Roger Deromedi are exceptionally qualified executives, who have vast experience with consumer products both domestically and in international markets. We look forward to having their insights and guidance as members of the Gillette Board," Mr. Kilts said.

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Gillette Board of Directors/Page 2

Mr. Langhammer has served since 1975 in a variety of executive management positions with The Estée Lauder Companies, one of the world´s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. He served as Chief Operating Officer from 1985 and as President and Chief Operating Officer from 1995 through 1999. He was elected to his current position in 2000. He serves on the boards of The Estée Lauder Companies Inc. and the American Institute for Contemporary German Studies at Johns Hopkins University. Mr. Langhammer is also a senior fellow of the Foreign Policy Association and a board member of the German American Chamber of Commerce, The Cosmetic, Toiletry and Fragrance Association, the Japan Society and Inditex S.A.

Mr. Deromedi has more than 25 years of experience in the food industry in Europe, Asia and North America. He worked in several increasingly important marketing positions at General Foods and marketing and general management positions at Kraft. Mr. Deromedi was named President and Chief Executive Officer of Kraft Foods International in 1999 and was appointed to his current position in 2001.

In addition to Mr. Deromedi, incumbent directors Dennis F. Hightower, Herbert H. Jacobi and Nancy J. Karch also are nominated for election to three-year terms at the 2003 Annual Meeting of Stockholders.

The Company noted that in light of Mr. Buffett's planned departure from the Board, Gillette and Berkshire Hathaway have amended their 1989 agreement. Under the revised agreement, Berkshire Hathaway will no longer have a director position on the Gillette Board, and Gillette will retain a modified right of first offer on any shares Berkshire Hathaway may sell in the future. Both Gillette and Berkshire Hathaway noted that the amendments to the agreement are not based on any planned transaction by Berkshire Hathaway.

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